UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Enveric Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	95-4484725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

239-302-1707

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Ian Johnson

Chief Executive Officer and

Chairman of the Board of Directors

Enveric Biosciences, Inc.

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

239-302-1707

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Tel. (212) 659-7300

Fax (212) 884-8234

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[X]	Smaller reporting company	[X]

		Emerging growth company	[ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value per share (2)	5,497,878	$5.20	(3)	$28,588,965.60	$3,120.00

(1)	Pursuant to Rule 116 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other transactions.
(2)	Represents the resale of shares of common stock and shares of common stock issuable upon the exercise of certain warrants issued in private placements described herein. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover an indeterminate amount and number of each identified class of the identified securities as may be issued upon conversion, exchange, exercise or settlement of any other securities that provide for such conversion, exchange, exercise or settlement.
(3)	Estimated solely for the purpose of computing the amount of the registration fee for the shares of common stock or shares of common stock issuable upon exercise of warrants being registered in accordance with Rule 457(c) under the Securities Act based upon the average of the high and low prices for a share of the registrant’s common stock as reported on The Nasdaq Capital Market on February 11, 2021, which date is within five business days of the filing of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders named in this prospectus may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and the selling stockholders named in this prospectus are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 16, 2021

Prospectus

5,497,878 Shares of Common Stock and Shares of Common Stock Underlying Warrants

The selling stockholders named in this prospectus may use this prospectus to offer and resell from time to time up to 5,497,878 shares of our common stock, which are the shares of common stock currently outstanding and shares of common stock issuable upon the exercise of warrants held by the selling stockholders (the “Shares”). These shares of common stock consist of:

●	1,791,923 shares of our common stock (the “Series B Warrant Shares”) issuable upon exercise of the Series B Warrants (defined below) issued to Alpha Capital Anstalt (“Alpha”).

●	1,666,018 shares of our common stock (the “January 2021 Warrant Shares”) issuable upon exercise of the January 2021 Warrants (defined below) issued to the Subsequent Investors (defined below).

●	1,503,513 shares of our common stock (the “February 2021 Warrant Shares”) issuable upon exercise of the February 2021 Warrants (defined below) issued to the Subsequent Investors.

●	156,318 shares of our common stock issued to former directors and officers of Ameri (defined below).

●	14,121 shares of our common stock issued to Stacy Dakar, a former consultant of the Company.

●	365,985 shares of our common stock (the “Palladium Warrant Shares”) issuable upon exercise of the Palladium Warrants (defined below) issued to Palladium Holdings, LLC (“Palladium”).

We will not receive any of the proceeds from the sale of our common stock by the selling stockholders. However, we will receive proceeds from the exercise of the Series B Warrants, January 2021 Warrants, February 2021 Warrants and Palladium Warrants (collectively, the “Warrants”) if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. Any shares of common stock subject to resale hereunder will have been issued by us and acquired by the selling stockholders prior to any resale of such shares pursuant to this prospectus.

The selling stockholders named in this prospectus, and any of their, pledgees, assignees and successors-in-interest, may offer or resell the Shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale of Shares. We will bear all costs, expenses and fees in connection with the registration of the Shares. For additional information on the methods of sale that may be used by the selling stockholders, see “Plan of Distribution” beginning on page 23 of this prospectus.

Effective as of 4:02 pm Eastern Time on December 30, 2020, we filed an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of one share for four shares. All share and per share prices in this prospectus have been adjusted to reflect the reverse stock split and the stock dividend.

Our common stock is listed on the Nasdaq Capital Market under the symbol “ENVB.” On February 11, 2021, the last reported sale price of our common stock was $4.87 per share.

Investing in our securities involves a high degree of risk. These risks are discussed in this prospectus under “Risk Factors” beginning on page 18 and in our most recent Annual Report on Form 10-K and in the Form S-4 (as defined below), which are incorporated by reference in this prospectus, as well as in any other recently filed quarterly or current reports and, if any, in any applicable prospectus supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2021.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. The selling stockholders named in this prospectus may resell, from time to time, in one or more offerings, the common stock offered by this prospectus. Information about the selling stockholders may change over time. When the selling stockholders sell shares of common stock under this prospectus, we will, if necessary and required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. Any prospectus supplement may also add to, update, modify or replace information contained in this prospectus. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement. You should carefully read this prospectus and the accompanying prospectus supplement, if any, along with all of the information incorporated by reference herein, before making an investment decision.

You should rely only on the information contained or incorporated by reference in this prospectus or any applicable prospectus supplement. We have not, and the selling stockholders have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus is not an offer to sell, nor are the selling stockholders seeking an offer to buy, the shares offered by this prospectus in any jurisdiction where the offer or sale is not permitted. No offers or sales of any of the shares of common stock are to be made in any jurisdiction in which such an offer or sale is not permitted. You should assume that the information contained in this prospectus or in any applicable prospectus supplement is accurate only as of the date on the front cover thereof or the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any applicable prospectus supplement or any sales of the shares of common stock offered hereby or thereby.

You should read the entire prospectus and any prospectus supplement and any related issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement or any related issuer free writing prospectus, before making an investment decision. Neither the delivery of this prospectus or any prospectus supplement or any issuer free writing prospectus nor any sale made hereunder shall under any circumstances imply that the information contained or incorporated by reference herein or in any prospectus supplement or issuer free writing prospectus is correct as of any date subsequent to the date hereof or of such prospectus supplement or issuer free writing prospectus, as applicable. You should assume that the information appearing in this prospectus, any prospectus supplement or any document incorporated by reference is accurate only as of the date of the applicable documents, regardless of the time of delivery of this prospectus or any sale of securities. Our business, financial condition, results of operations and prospects may have changed since that date.

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CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus, including the documents that we incorporate by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but are not always, made through the use of words or phrases such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would,” and similar expressions, or the negative of these terms, or similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the sections entitled “Risk Factors.”

This prospectus contains forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Numerous factors could cause our actual results to differ materially from those described in forward-looking statements, including, among other things:

●	the impact of the novel coronavirus (COVID-19) on our ongoing and planned clinical trials;
●	the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed;
●	delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials;
●	the ability to establish or maintain collaborations on the development of therapeutic candidates;
●	the ability to obtain appropriate or necessary governmental approvals to market potential products;
●	the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms;
●	our ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors;
●	the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to our products, including patent protection; and
●	other factors discussed in this prospectus and the documents incorporated by reference herein, including those set forth under “Risk Factors” in our Registration Statement on our Amendment No. 5 to Form S-4 filed with the SEC on November 10, 2020 (the “Form S-4”).

We have included important factors in the cautionary statements included in this prospectus and the documents we incorporate by reference herein and, including from the Form S-4, particularly in the “Risk Factors” sections of these documents, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. No forward-looking statement is a guarantee of future performance.

You should read this prospectus and the documents that we incorporate by reference herein completely and with the understanding that our actual future results may be materially different from what we expect. The forward-looking statements in this prospectus and the documents we incorporate by reference herein represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

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PROSPECTUS SUMMARY

The following summary of our business highlights some of the information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is only a summary, however, it does not contain all of the information that may be important to you. You should carefully read this prospectus, including the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus. You should also carefully consider the matters discussed in the section of this prospectus entitled “Risk Factors” and under similar sections of periodic reports incorporated herein by reference.

In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “our company” and “Enveric” refer to Enveric Biosciences, Inc. and its subsidiaries. We were previously known as AMERI Holdings, Inc. (“Ameri”). Following the completion of our offer to purchase all of the issued and outstanding shares of Jay Pharma, Inc. on December 30, 2020, we changed the name of our company from AMERI Holdings, Inc. to Enveric Biosciences, Inc. For more detail on the transaction with Jay Pharma, Inc. and related transactions, see section titled “Recent Development” below.

Company Overview

We are an early-development-stage biosciences company that is seeking to develop innovative, evidence-based prescription products and combination therapies containing cannabinoids to address unmet needs in cancer care. We seek to improve the lives of patients suffering from cancer, initially by developing palliative and supportive care products for persons suffering from certain side effects of cancer and cancer treatment such as pain or skin irritation. We currently intend to offer such palliative and supportive care products in the United States, following approval through established regulatory pathways.

We are also aiming to advance a pipeline of novel cannabinoid combination therapies for hard-to-treat cancers, including glioblastoma multiforme (GBM) and several other indications which are currently being researched.

We intend to bring together leading oncology clinicians and researchers, academic and industry partners so as to develop both external proprietary products and a robust internal pipeline of product candidates aimed at improving quality of life and outcomes for cancer patients. We intend to evaluate options to out-license our proprietary technology as we move along the regulatory pathway instead of building a small targeted selling organization and will potentially utilize a hybrid approach based on the indication and the results.

In developing our product candidates, we intend to focus solely on cannabinoids derived from hemp and synthetic materials containing no tetrahydrocannabinol (THC) in order to comply with U.S. federal regulations. Of the potential cannabinoids to be used in therapeutic formulations, THC, which is responsible for the psychoactive properties of marijuana, can result in undesirable mood effects. Cannabidiol (CBD) and cannabigerol (CBG), on the other hand, are not psychotropic and are therefore more attractive candidates for translation into therapeutic practice. In the future, we may utilize cannabinoids that are derived from cannabis plants, which may contain THC; however, we only intend to do so in jurisdictions where THC is legal. These product candidates will then be studied through a typical FDA drug approval process.

Product Candidates

Our pipeline of product candidates and key ongoing development programs are shown in the tables below:

Product Candidate	Targeted Indications	Partner(s)	Status	Expected Next Steps
Cannabinoid-Infused Topical Product	Oncology- related skincare conditions (e.g., radiodermatitis)	U.S.-Based Center of Excellence	Research & Development / Discovery	IND submission; Exploratory Phase 1/2 trial with patient enrollment anticipated in the second half of 2021

Cannabinoid + Chemotherapy Combination Therapy Oral synthetic CBD extract given alone or in combination with clomiphene, concurrently with dose-dense Temolozomide chemotherapy	Glioblastoma Multiforme Recurrent or progressive	Dr. Tali Siegal, Rabin Medical Center, Davidoff Institute of Oncology	Research & Development / Discovery	IND submission; Exploratory Phase 1/2 trial with patient enrollment anticipated during the second half of 2021

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Additional Potential Development Programs	Potential Target Indications

Cannabinoid + Chemotherapy Combination Therapy

Clomiphene in combination with CBD in patients with selected locally advanced or metastatic breast cancer treated with standard adjuvant chemotherapy regimens

Breast Cancer

Recent Developments

Closing of the Tender Offer

On December 30, 2020, pursuant to the previously announced Tender Offer Support Agreement and Termination of Amalgamation Agreement dated August 12, 2020, as amended by that certain Amendment No. 1 to the Tender Offer Support Agreement and Termination of Amalgamation Agreement dated December 18, 2020 (as amended, the “Tender Agreement”), by and among us, Jay Pharma Inc., a Canada corporation and a wholly owned subsidiary of the Company (“Jay Pharma”), and certain other signatories thereto, we completed a tender offer (the “Offer”) to purchase all of the outstanding common shares of Jay. Following the effective time of the Offer, we changed the name of our company from AMERI Holdings, Inc. to Enveric Biosciences, Inc. and effected a 1-for-4 reverse stock split of the issued and outstanding common stock. Immediately following completion of the Offer and the transactions contemplated in the Tender Agreement, but without giving effect to the issuance of the Series B Warrants (as defined below), (i) the former Jay Pharma equity holders (including certain investors in private placements that closed prior to the completion of the Offer) owned approximately 82.3% of the Company; (ii) former Ameri equity holders owned approximately 14.5% of the Company; and (iii) a financial advisor to Jay Pharma and Ameri owned approximately 3.2% of the Company.

The holders of approximately 38.9% of outstanding shares of common stock as of February 11, 2021, but none of the selling stockholders, are subject to lock-up/leak-out agreements pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, certain shares of common stock, including, as applicable, shares received in the Offer and issuable upon exercise of certain warrants and options. The lock-up period begins at the time of the completion of the Offer and ends on the date that is 180 days after such time. The leak-out period begins on the date that is the end of the lock-up period and ends on a date that is 180 days after such date. During the leak-out period, such holders may only sell up to 15% of the aggregate amount of our securities owned by such holder as of the expiration of the lock-up period per month. Notwithstanding the foregoing, the lock-up and leak-out restrictions are subject to value and trading thresholds set forth in the lock-up/leak-out agreements which, if met, would cause the lock-up and leak-out restrictions to expire. In addition, we may, in our discretion, waive the lock-up and leak-out restrictions with respect to one or more stockholders at any time.

The common stock on The Nasdaq Capital Market, previously trading through the close of business on December 30, 2020 under the ticker symbol “AMRH,” commenced trading on The Nasdaq Capital Market, on a post-reverse stock split adjusted basis, under the ticker symbol “ENVB” on December 31, 2020.

Closing of Spin-Off

As previously reported, on January 10, 2020, Ameri and Ameri100 Inc. (“Private Ameri”) entered into a Share Purchase Agreement (the “Ameri Share Purchase Agreement”) pursuant to which Ameri agreed to contribute, transfer and convey to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and wherein Private Ameri agreed to assume the liabilities of such subsidiaries (the “Spin-Off”).

On December 30, 2020, pursuant to the Ameri Share Purchase Agreement, Ameri consummated the Spin-Off and all of the issued and outstanding shares of Series A preferred stock of Ameri (the “Series A Preferred Stock”) were redeemed for an equal number of shares of Series A preferred stock of Private Ameri (“Private Ameri Preferred Stock”). Ameri contributed, transferred and conveyed to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and Private Ameri assumed the liabilities of such subsidiaries.

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Series B Warrants

Pursuant to the Tender Agreement, on December 31, 2020, we issued Series B Warrants (the “Series B Warrants”) to purchase 1,791,923 shares of common stock at an exercise price of $0.01 to Alpha Capital Anstalt (“Alpha”). We are obligated, among other things, to file a registration statement with SEC for purposes of registering the resale of the shares of common stock issuable upon exercise of the Series B Warrants by the investors. This prospectus is part of that required registration statement. The issuance of the Series B Warrants was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering. As described below under “Letter Agreement with Alpha”, on January 12, 2021, we have waived the lock-up restrictions on Alpha with respect to dispositions of the shares of common stock issuable upon exercise of the Series B Warrants (the “Series B Warrant Shares”), and Alpha agreed to limit its sales of shares of our common stock on each trading day to no more than 10% of the daily reported trading volume of common stock on the Nasdaq Stock Market for such trading day, provided, such limitation shall terminate if the closing price of our shares of common stock on the Nasdaq Stock Market exceeds $5.29 per share for five consecutive trading days.

Director and Officer Resignations and Appointments

Effective upon completion of the Offer, Srinidhi “Dev” Devanur, our former Executive Chairman and a former director of the board of directors, Brent Kelton, our former Chief Executive Officer, Barry Kostiner, our former Chief Financial Officer, Carmo Martella, a former director of the board of directors, Thoranath Sukumaran, a former director of the board of directors and Dimitrios Angelis, a former director of the board of directors, all tendered their resignations from their respective positions as officers and directors of our company.

Pursuant to the terms of the Tender Agreement, and as disclosed in the Form S-4, the board of directors appointed David Johnson, George Kegler, Sol Mayer and Marcus Schabacker to the board of directors at the effective time of the Offer.

Effective upon the completion of the Offer, the board of directors appointed David Johnson as our Chief Executive Officer and Chairman, Avani Kanubaddi as our Chief Operating Officer, John Van Buiten as our Chief Financial Officer, and Robert Wilkins as our Chief Medical Officer.

On December 29, 2020 at the special meeting of Ameri stockholders held to approve the Tender Agreement, the shareholders ratified the Bonus Shares Proposal, as described in the Form S-4, resulting in the issuance of shares previously awarded by Ameri’s board of directors to Mr. Devanur, Mr. Kelton, Mr. Kostiner and Brandon Gordon, our Executive Vice President, Business Development in lieu of cash bonuses, with a total of 156,318 post-split shares being awarded on December 30, 2020.

Of these shares, 67,635 had originally been awarded, subject to Ameri’s shareholders’ approval, on January 9, 2020, representing aggregate bonus payments of $675,000 divided by a price of $9.98, the closing price on the day immediately preceding board approval. A further 88,683 shares had been awarded, subject to Ameri’s shareholders’ approval, and subject to continued service through the end of 2020, on October 19, 2020, represent aggregate bonus payments of $525,000 divided by a price of $5.92, the closing price on the day immediately preceding board approval, resulting in a total of 156,318 shares granted to officers and directors,

The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

Amended and Restated Certificate of Incorporation and Bylaws

In connection with the Tender Agreement, we filed an Amended and Restated Certificate of Incorporation and adopted amended and restated bylaws on December 30, 2020. For additional information regarding our organizational documents, please refer to our Current Report on Form 8-K filed with the SEC on January 6, 2021.

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Delisting of Ameri Warrants

On December 30, 2020, we received a written notice (the “Notice”) from Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) indicating that our listed warrants (the “AMRHW Warrants”) would be suspended from listing on the Nasdaq Capital Market. A Form 25-NSE was filed with the SEC on December 30, 2020, which removed the AMRHW Warrants from listing and registration on the Nasdaq Capital Market.

The terms of the AMRHW Warrants are not affected by the delisting, and the AMRHW Warrants may still be exercised in accordance with their terms to purchase common stock of the Company.

The listing of the common stock, which is traded on the Nasdaq Capital Market under the symbol ENVB, is not affected by the delisting of the AMRHW Warrants.

Change in Certifying Accountant

On January 5, 2021, our Audit Committee of the board of directors approved the dismissal of Ram Associates, CPA (“Ram”) as our independent registered public accounting firm, effective December 31, 2020, and engaged Marcum LLP (“Marcum”) as our independent registered public accounting firm for the year ending December 31, 2020. Prior to the completion of the Offer, Marcum served as the independent registered public accounting firm of Jay Pharma, and we believe the change in auditors will be more efficient for reporting purposes.

January 2021 Registered Direct Offering

On January 12, 2021, we entered into a Securities Purchase Agreement (the “January 2021 Purchase Agreement”) with Alpha, The Hewlett Fund LP, Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (“Alto”), Iroquois Master Fund Ltd., Iroquois Capital Investment Group LLC and Hudson Bay Master Fund Ltd (collectively, the “Subsequent Investors”), pursuant to which the Company issued and sold in a registered direct offering (the “January 2021 Direct Offering”) an aggregate of 2,221,334 shares of our common stock at an offering price of $4.5018 per share, for gross proceeds of approximately $10,000,000 before the deduction of fees and offering expenses. Under the January 2021 Purchase Agreement, the Subsequent Investors could choose to purchase pre-funded warrants (the “Pre-funded Warrants”) in lieu of shares of Common Stock. The offering closed on January 14, 2021.

The Pre-funded Warrants have an exercise price of $0.01 per share. The Pre-funded Warrants are immediately exercisable and may be exercised at any time after their original issuance until such Pre-funded Warrants are exercised in full. A holder of a Pre-funded Warrant may not exercise any portion of such holder’s Pre-funded Warrants to the extent that the holder, together with its affiliates, would beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of the Company’s outstanding shares of Common Stock immediately after exercise (the “Beneficial Ownership Limitation”), except that upon at least 61 days’ prior notice from the holder to the Company, the holder may increase the Beneficial Ownership Limitation to up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise.

The shares, the Pre-funded Warrants, and the shares of Common Stock issuable upon the exercise of the Pre-funded Warrants (the “Pre-funded Warrant Shares”) were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-233260), previously filed with the SEC on August 14, 2019, and declared effective by the SEC on November 19, 2019.

Pursuant to the January 2021 Purchase Agreement, in a concurrent private placement (the “January 2021 Private Placement”) that also closed on January 14, 2021, the Company issued to the Subsequent Investors, unregistered warrants to purchase up to 1,666,018 shares of Common Stock (the “January 2021 Warrants”). The January 2021 Warrants are exercisable immediately upon issuance and terminate five years following issuance and are exercisable at an exercise price of $4.9519 per share, subject to adjustment as set forth therein. A holder of January 2021 Warrants will not have the right to exercise any portion of its January 2021 Warrants if the holder, together with its affiliates, would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

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The January 2021 Warrants and the shares of our Common Stock issuable upon the exercise of the January 2021 Warrants (the “January 2021 Warrant Shares”) were not registered under the Securities Act, were not offered pursuant to the shelf registration statement, and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by the issuer not involving a public offering.

To induce the Subsequent Investors into the January 2021 Purchase Agreement, the Company also entered into a registration rights agreement, dated January 12, 2021 (the “January Registration Rights Agreement”), with the Subsequent Investors, pursuant to which, among other things, the Company agreed to prepare and file with the Securities and Exchange Commission this Registration Statement to register for resale of all of the January 2021 Warrant Shares.

Letter Agreement with Alpha

On January 12, 2021 we entered into a letter agreement (the “Letter Agreement”) with Alpha. Under the Letter Agreement, (i) we agreed to register 1,791,923 of the Series B Warrant Shares issuable upon the exercise of Series B Warrants, (ii) the Series B Warrant Shares will not be subject to an existing lock-up agreement between us and Alpha, and Alpha will no longer be subject to any limitations on its ability to dispose of the Series B Warrant Shares that are imposed by us to the extent permitted by applicable rules and regulations, (iii) Alpha agreed to limit its sales of common stock on each trading day to no more than 10% of the daily reported trading volume of common stock on the Nasdaq Stock Market for such trading day, provided, such limitation shall terminate if the closing price of our shares of common stock on the Nasdaq Stock Market exceeds $5.29 per share for five consecutive trading days and (iv) we will be free to waive the terms and conditions of any lock-up agreement between us and any of the former shareholders of Jay Pharma Inc. without the consent of, or notice to, Alpha once this registration statement registering the Series B Warrant Shares is declared effective by the SEC.

February 2021 Registered Direct Offering

On February 8, 2021, we entered into a Securities Purchase Agreement (the “February 2021 Purchase Agreement”) with the Subsequent Investors, pursuant to which the Company issued and sold in a registered direct offering (the “February 2021 Direct Offering”) an aggregate of 3,007,026 shares of our common stock at an offering price of $4.27 per share, for gross proceeds of approximately $12,800,000 before the deduction of fees and offering expenses. The offering closed on February 11, 2021.

The shares were offered by the Company pursuant to a shelf registration statement on Form S-3 (File No. 333-233260), previously filed with the SEC on August 14, 2019, and declared effective by the SEC on November 19, 2019.

Pursuant to the February 2021 Purchase Agreement, in a concurrent private placement (the “February 2021 Private Placement”) that also closed on February 11, 2021, the Company issued to the Subsequent Investors, unregistered warrants to purchase up to 1,503,513 shares of Common Stock (the “February 2021 Warrants”). The February 2021 Warrants are exercisable immediately upon issuance and terminate five years following issuance and are exercisable at an exercise price of $4.90 per share, subject to adjustment as set forth therein. A holder of February 2021 Warrants will not have the right to exercise any portion of its February 2021 Warrants if the holder, together with its affiliates, would beneficially own in excess of the Beneficial Ownership Limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the Beneficial Ownership Limitation, provided that in no event shall the Beneficial Ownership Limitation exceed 9.99%.

The February 2021 Warrants and the shares of our Common Stock issuable upon the exercise of the February 2021 Warrants (the “February 2021 Warrant Shares”) were not registered under the Securities Act, were not offered pursuant to the shelf registration statement, and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by the issuer not involving a public offering.

To induce the Subsequent Investors into the February 2021 Purchase Agreement, the Company also entered into a registration rights agreement, dated February 8, 2021 (the “February Registration Rights Agreement”), with the Subsequent Investors, pursuant to which, among other things, the Company agreed to prepare and file with the Securities and Exchange Commission this Registration Statement to register for resale of all of the February 2021 Warrant Shares.

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Palladium Warrants

In connection with its role as financial advisor to the Company in the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement, the Company issued Palladium 155,493 warrants with an exercise price of $4.9519 and 210,492 warrants with an exercise price of $4.90 (the “Palladium Warrants”) on February 11, 2021. The Palladium Warrants and the shares of our Common Stock issuable upon the exercise of the Palladium Warrants (the “Palladium Warrant Shares”) were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by the issuer not involving a public offering.

Reverse Stock Split

Effective as of 4:02 pm Eastern Time on December 30, 2020, we filed an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of the issued and outstanding shares of our common stock, at a ratio of one share for four shares. The net result of the reverse stock split was a 1-for-4 reverse stock split. We made proportionate adjustments to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all stock options, restricted stock units (if any) and warrants outstanding as of the effective times of the reverse stock split in accordance with the terms of each security based on the split ratio. Also, we reduced the number of shares reserved for issuance under our equity compensation plans proportionately based on the split ratios. Except for adjustments that resulted from the rounding up of fractional shares to the next whole share, the reverse stock split affected all stockholders uniformly and did not change any stockholder’s percentage ownership interest in our company. All share and related option and warrant information presented in this prospectus have been retroactively adjusted to reflect the reduced number of shares outstanding and the increase in share price which resulted from these actions; however, common stock share and per share amounts in certain of the documents incorporated by reference herein have not been adjusted to give effect to the reverse stock split.

Company Information

We were incorporated under the laws of the State of Delaware in February 1994 as Spatializer Audio Laboratories, Inc., which was a shell company immediately prior to the completion of a “reverse merger” transaction on May 26, 2015, whereby Ameri100 Acquisition, Inc., a Delaware corporation and newly created, wholly owned subsidiary, was merged with and into Ameri and Partners Inc. (“Ameri and Partners”), a Delaware corporation (the “2015 Merger”). As a result of the 2015 Merger, Ameri and Partners became Ameri’s wholly owned subsidiary with Ameri and Partners’ former stockholders acquiring a majority of the outstanding shares of Ameri common stock. The 2015 Merger was consummated under Delaware law pursuant to an Agreement of Merger and Plan of Reorganization, dated as of May 26, 2015 (the “2015 Merger Agreement”), and in connection with the 2015 Merger, Ameri changed its name to AMERI Holdings, Inc. Ameri did business under the brand name “Ameri100”. Ameri Holdings, Inc., along with its eleven operating subsidiaries, provided SAP cloud, digital and enterprise services to clients worldwide. The Ameri Holdings, Inc. business ceased to be part of the Company on December 30, 2020, pursuant to the Spin-Off. On December 30, 2020, we completed the Offer and changed our name to “Enveric Biosciences, Inc.” Our principal corporate office is located at Enveric Biosciences, Inc., 4851 Tamiami Trail N, Suite 200, telephone (239) 302-1707. Our internet address is https://www.enveric.com/, and the information included in, or linked to our website is not part of this prospectus. We have included our website address in this prospectus solely as a textual reference.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and operating results together with our financial statements and related notes incorporated by reference into this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” or in other parts of this prospectus or the documents incorporated by reference into this prospectus. Unless stated otherwise, references in this discussion and analysis to “us,” “we,” “our,” “Enveric” or our “Company” and similar terms refer to Enveric Biosciences, Inc., a Delaware corporation. References to “Ameri” refer to our Company prior to the Offer.

Overview

Merger

On December 30, 2020, pursuant to the previously announced the Tender Agreement, we completed the Offer to purchase all of the outstanding common shares of Jay Pharma for the number of shares of common stock of the Company, par value $0.01 per share or Series B Preferred Stock, as applicable, equal to the exchange ratio of 0.8849, and Jay Pharma became a wholly-owned subsidiary of the Company, on the terms and conditions set forth in the Tender Agreement. Following the effective time of the Offer, the Company changed the name of the Company from AMERI Holdings, Inc. to Enveric Biosciences, Inc. and effected a 1-for-4 reverse stock split of the issued and outstanding common stock. Immediately following completion of the Offer and the transactions contemplated in the Tender Agreement, but without giving effect to the issuance of the Series B Warrants to purchase 1,791,923 shares of common stock, (i) the former Jay Pharma equity holders (including certain investors in private placements that closed prior to the completion of the Offer) owned approximately 82.3% of the Company; (ii) former Ameri equity holders owned approximately 14.5% of the Company; and (iii) a financial advisor to Jay Pharma and Ameri owned approximately 3.2% of the Company.

On December 30, 2020, pursuant to the Ameri Share Purchase Agreement, Ameri consummated the Spin-Off and all of the issued and outstanding shares of Series A Preferred Stock were redeemed for an equal number of shares of Private Ameri Preferred Stock. Ameri contributed, transferred and conveyed to Private Ameri all of the issued and outstanding equity interests of the existing subsidiaries of Ameri, constituting the entire business and operations of Ameri and its subsidiaries, and Private Ameri assumed the liabilities of such subsidiaries.

The Offer has been accounted for as a “reverse merger” under the acquisition method of accounting for business combinations with Jay Pharma treated as the accounting acquirer of Ameri. As such, the historical financial statements of Jay Pharma have become the historical financial statements of Ameri, or the combined company, and are incorporated into this report labeled “Jay Pharma, Inc.” No historical common stock, stock options and additional paid-in capital, including share and per share amounts presented in this Management’s Discussion and Analysis of Financial Condition and Results of Operations has been adjusted to reflect the equity structure of the resulting issuer as a result of the Offer and the related transactions, including the effect of the Exchange Ratio and the common stock.

Reverse Stock Split

On December 30, 2020, we effected a 1-for-4 reverse stock split. We made proportionate adjustments to the per share exercise price and/or the number of shares issuable upon the exercise or vesting of all stock options, restricted stock units (if any) and warrants outstanding as of the effective times of the reverse stock split in accordance with the terms of each security based on the split ratio. We also reduced the number of shares reserved for issuance under our equity compensation plans proportionately based on the split ratios. Except for adjustments that resulted from the rounding up of fractional shares to the next whole share, the reverse stock split affected all stockholders uniformly and did not change any stockholder’s percentage ownership interest in our company. All share and related option and warrant information presented in this prospectus (other than this Management’s Discussion and Analysis of Financial Condition and Results of Operations as noted below) have been retroactively adjusted to reflect the reduced number of shares outstanding and the increase in share price which resulted from these actions; however, common stock share and per share amounts in certain of the documents incorporated by reference herein have not been adjusted to give effect to the reverse stock split. No share or related option or warrant information presented in this Management’s Discussion and Analysis of Financial Condition and Results of Operations has been adjusted to reflect the reduced number of shares outstanding, the increase in share price which resulted from these actions or otherwise give effect to the reverse stock split.

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Business Overview

We are a biopharmaceutical and wellness company that is seeking to develop innovative, evidence-based cannabinoid product candidates and combination therapies to address unmet needs in cancer care. We seek to improve the lives of persons suffering from cancer, initially by developing over-the-counter palliative cancer care and wellness cosmetic product candidates for persons suffering from the side effects of cancer and cancer treatment. We are also aiming to advance a pipeline of novel cannabinoid combination therapies for hard-to-treat cancers, including glioblastoma multiforme (GBM). We are to bring leading oncology clinicians and researchers, academic and industry partners, proprietary products and data, and eventually a robust pipeline of product candidates, to improve quality of life and provide symptomatic relief to cancer patients.

Key Components of Our Results of Operations

Operating Expenses

Our operating expenses include financial statement preparation services, tax compliance, various consulting and director fees, legal services, auditing fees, and stock-based compensation. These expenses have increased in connection with the Company’s product development and the Company’s management expects these expenses to continue to increase as the Company continues to develop its potential product candidates.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 and 2019

The following table sets forth information comparing the components of net loss for the nine months ended September 30, 2020 and the comparable period in 2019:

	Nine Months Ended September 30,
	2020	2019

Expenses
Operating expenses	$2,094,044	$1,895,355

Loss from operations	(2,094,044)	(1,895,355)

Other expense
Extinguishment of notes payable	-	32,257
Interest expense	388,143	47,858
Total other expense	312,642	80,115

Net Loss	$(2,482,187)	$(1,975,470)

Other comprehensive income
Foreign exchange (loss) gain	(30,077)	(5,204)

Comprehensive loss	$(2,512,264)	$(1,970,266)

Net loss per share - basic and diluted	$(0.10)	$(0.08)

Weighted average shares outstanding, basic and diluted	25,916,419	25,060,193

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Operating Expenses

Our operating expenses increased to $2,094,044, for the nine months ended September 30, 2020 from $1,895,355 for the nine months ended September 30, 2019, for an increase of $198,689, or 10.5%. This change was primarily driven by an increase in legal fees of $677,646 and consulting fees of $259,773, offset by a decrease in stock-based compensation of $535,587, marketing costs of $180,354, and research and development of $156,911.

Interest Expense

Our interest expense for the nine months ended September 30, 2020 was $388,143 compared to $47,858 for the nine months ended September 30, 2019. This increase was primarily driven by the Company’s promissory notes that were entered into during 2019, with an aggregate principal amount of $2,077,925, which it did not have during the nine months ended September 30, 2019.

Foreign Exchange

Our foreign exchange (loss) gain was $(30,077) for the nine months ended September 30, 2020 as compared to $5,204 for the nine months ended September 30, 2019. The increase in foreign exchange loss is primarily due to the U.S. Dollar weakening against the Canadian Dollar and the conversion of the Canadian Dollars into United States Dollars for payment of United States Dollar denominated expenses.

Comparison of the Year Ended December 30, 2019 and 2018

The following table sets forth information comparing the components of net loss for the year ended December 31, 2019 and the comparable year in 2018:

	Year Ended December 31,
	2019	2018

Expenses
Operating expenses	$2,296,534	$1,919,577

Operating loss	(2,296,534)	(1,919,577)

Other expense
Extinguishment of notes payable	32,316	-
Accretion and interest	81,823	-
Total other expense	114,139	-

Net Loss	$(2,410,673)	$(1,919,577)

Other comprehensive loss
Foreign exchange loss	(6,667)	(3,877)

Comprehensive loss	$(2,417,340)	$(1,923,454)

Loss per share - basic and diluted	$(0.10)	$(0.08)

Weighted average shares outstanding, basic and diluted	25,085,980	22,607,147

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Operating Expenses

Our operating expenses increased to $2,296,534, for the year ended December 31, 2019 from $1,919,577 for the year ended December 31, 2018, for an increase of $376,957, or 19.6%. This change was primarily driven by an increase in payroll and consulting fees of approximately $409,000, an increase in stock-based compensation of $117,896, offset by a decrease in patent costs of $652,624.

Extinguishment of Notes Payable

Our loss on extinguishment of notes payable increased to $32,316, for year ended December 31, 2019 was due to the Company entering into an amendment to the July 2019 Note on September 20, 2019, which extended the maturity date for such note to until the earlier of (a) the completion of a bridge financing of greater than or equal to $1.5 million, or (b) November 7, 2019.

Accretion and Interest

Our accretion and interest expense for the year ended December 31, 2019 was $81,823 compared to $0 for the year ended December 31, 2018. This increase was primarily driven by the Company’s promissory notes that were entered into during 2019, with an aggregate principal amount of $740,336, which it did not have during the year ended December 31, 2018.

Foreign Exchange

Our foreign exchange loss was $6,667 for the year ended December 31, 2019 as compared to $3,877 for the year ended December 31, 2018, for an increase of $2,790. The increase in foreign exchange loss is primarily due to the U.S. Dollar strengthening against the Canadian Dollar and the conversion of the Canadian Dollars into United States Dollars for payment of United States Dollar denominated expenses.

Liquidity and Capital Resources

The Company has incurred continuing losses from its operations and as of September 30, 2020, the Company had an accumulated deficit of $7,377,068 and working capital deficiency of $3,589,158.

Since inception, the Company has met its liquidity requirements principally through the issuance of notes payable and the sale of its shares of common stock.

The Company has no present revenue and the Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to continue to develop its technologies under its sublicense agreement (see Note 4 to the financial statements for the year ended December 31, 2019). Without further funding, the sublicense agreement will have no commercial value.

There are no assurances that the Company will be able to raise capital on terms acceptable to the Company or at all, or that cash flows generated from its operations will be sufficient to meet its current operating costs and required debt service. Our ability to obtain additional capital may depend on prevailing economic conditions and financial, business and other factors beyond our control. The COVID-19 pandemic has caused an unstable economic environment globally. Disruptions in the global financial markets may adversely impact the availability and cost of credit, as well as our ability to raise money in the capital markets. Current economic conditions have been and continue to be volatile. Continued instability in these market conditions may limit our ability to access the capital necessary to fund and grow our business. If the Company is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern to sustain operations for at least one year from the issuance date of these financial statements. The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

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On January 12, 2018, the Company entered into a sublicense agreement (which formalized the sublicense terms as agreed to in 2017) with TO Pharmaceuticals USA LLC (“TOP”). This agreement requires TOP to sublicense to the Company certain patent and other intellectual property rights for the exclusive use by the Company in cancer-related applications. These rights include intellectual property consisting of patents regarding cannabis pharmaceutical products. The sublicense does not provide for any ability for the Company to sublicense these rights to third parties without the express written consent of TOP. In exchange for the sublicensed patents, the Company issued to TOP 7,280,000 shares of its common stock along with an obligation to issue to TOP 40% of shares of common stock issued to investors during future financings up to $1.25 million. In connection with the additional rounds of financing, the Company issued to TOP an additional 2,157,162 common shares during the year ended December 31, 2018.

In January 2018, the Company closed a private placement for 1,900,000 shares of common stock for CAD $0.25 (USD $0.20) per common share for gross proceeds of CAD $475,000 (USD $376,203).

In October 2018, the Company closed a private placement for 992,244 shares of common stock and warrants to purchase 992,244 shares of common stock for CAD $0.87 (USD $0.68) per common share for gross proceeds of CAD $579,044 (USD $446,462). The warrants were exercised for shares of common stock.

On February 7, 2019, the Company received $60,000 in exchange for a promissory note to David Stefansky with an aggregate face value of $66,000, including an original issue discount of $6,000 (the “February 2019 Note”). The February 2019 Note bore no stated interest rate and was due on May 8, 2019. Given that the Company was unable to pay its obligation under the note, the February 2019 Note was in default. The Company amortized the full $6,000 original issue discount in the statement of operations and comprehensive loss through December 31, 2019. On December 30, 2020, the February 2019 Note was converted into the Company’s common stock in connection with the consummation of the Offer.

On February 1, 2019, the Company entered into a consulting agreement with David Stefansky. In connection with the consulting agreement, on March 5, 2019, the Company issued a note payable to its executive director for $150,000 (the “March 2019 Note”). The note bore no interest and was due and payable on March 4, 2020. The agreement expired on February 1, 2020. On December 30, 2020, the March 2019 Note was converted into common stock of the Company in connection with the consummation of the Offer.

During April 2019, the Company received $300,000 in exchange for convertible notes in an aggregate principal amount of $300,000 (the “April 2019 Convertible Notes”) and warrants to purchase 250,000 shares of the Company’s common stock. The April 2019 Convertible Notes payable bore interest at a rate of 6% per annum and were due and payable one year from the date of issuance. The notes were convertible at any time by the holder into shares of the Company’s common stock at a price of $0.60 per share. If the Company sold or issued common stock at a price lower than the conversion price of the notes, the conversion price was to be reduced to that price. The notes payable would automatically convert into shares of the Company’s common stock in the event that the Company consummated a reverse merger with a publicly traded company. On December 30, 2020, the April 2019 Convertible Notes converted into shares of the Company’s common stock in connection with the consummation of the Offer.

On July 8, 2019, the Company entered into a note agreement (the “July 2019 Note”) with a limited liability company (the “Lender”). The July 2019 Note’s face value was $157,714.29 and the original issue discount was $19,714.29 for total gross proceeds of $138,000. The maturity date of the July 2019 Note was September 8, 2019. As there remained an outstanding balance on the July 2019 Note at its maturity date, the Company was in default. Per the July 2019 Note, the Lender may at its option (a) declare the entire principal amount of the July 2019 Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and/or (b) exercise any or all of its rights, powers or remedies under applicable law. In connection with the July 2019 Note, the Company issued warrants to purchase 131,429 shares of the Company’s common stock at an exercise price of $0.71 per share. The warrants are exercisable for a period of five years.

On September 20, 2019, the Company entered into the first amendment to the July 2019 Note. The amendment extended the maturity date for the July 2019 Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) November 7, 2019. In consideration for the amendment, the Company agreed to pay an extension fee of $18,926, which was added to the outstanding balance of the July 2019 Note. In addition to the extension fee, the Company agreed to grant warrants to purchase 50,000 shares of the Company’s common stock, subject to approval by the Company’s board of directors. If the Company’s board of directors did not approve the grant of the warrants prior to October 18, 2019, the Company agreed to pay an additional extension fee of $15,000 in lieu of issuing the warrants. On October 19, 2019, given that the Company did not grant the warrants, $15,000 was added to the face value of the July 2019 Note.

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On November 21, 2019, the Company entered into the second amendment to the July 2019 Note (the “November 21 Amendment”). The November 21 Amendment extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) December 9, 2019. In consideration for the November 21 Amendment, the Company agreed to grant 25,440 shares of the Company’s common stock, subject to approval by the Company’s board of directors.

On December 9, 2019, the Company entered into the third amendment to the July 2019 Note (the “December 9 Amendment”). The December 9 Amendment extended the maturity date for the Note until the earlier of (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) January 7, 2020. In consideration for the December 9 Amendment, the Company agreed to pay the previously outstanding extension fees of $33,926 on or before March 1, 2020.

On January 8, 2020 the Company entered into the fourth amendment to the July 2019 Note (the “January 8 Amendment”). The January 8 Amendment extended the maturity date for the July 2019 Note until the (a) the completion of a bridge financing of greater than or equal to $1,500,000, or (b) April 1, 2020. In consideration for the January 8 Amendment, the Company agreed to grant 50,000 shares of the Company’s common stock, subject to approval by the Company’s board of directors. On December 30, 2020, the July 2019 Notes were repaid in connection with the consummation of the Offer

On January 10, 2020, the Company issued a convertible note payable for $1,500,000 to Alpha in exchange for cash. On December 30, 2020, the convertible note issued to Alpha converted into shares of the Company’s common stock and shares of Series B Preferred Stock in connection with the consummation of the Offer.

The Company has no present revenue and the Company’s ability to continue its operations and to pay its obligations when they become due is contingent upon the Company obtaining additional financing. Management’s plans include seeking to procure additional funds through debt and equity financings and to continue to develop the Company’s technologies under the series of assignment and assumption agreements with Tikkun.

Based on the Company’s current development plans, the Company believes that existing cash and the cash it received from the Alpha investment, the January Direct Offering and the February Direct Offering will be sufficient to satisfy its anticipated cash requirements for the next twelve months, but that the Company will be required to seek additional equity or debt financing in the next twelve months. In the event that additional financing is required from outside sources, the Company may not be able to raise monies on terms acceptable to it or at all. If we are unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned product development, which could harm its financial condition and operating results, or it may not be able to continue to fund its ongoing operations.

Cash Flows

Since inception, the Company has primarily used its available cash to fund its product development expenditures.

Cash Flows for the Nine Months Ended September 30, 2020 and 2019

The following table sets forth a summary of cash flows for the periods presented:

	Nine Months Ended September 30,
	2020	2019
Net cash used in operating activities	$(1,638,798)	$(632,590)
Net cash provided by financing activities	1,932,196	520,000
Effect of foreign exchange rate on cash	3,786	7,802
Net (decrease) increase in cash	$297,184	$(104,788)

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Operating Activities

Net cash used in operating activities was $1,638,798 during the nine months ended September 30, 2020, which consisted primarily of a net loss of $2,482,187, offset by amortization of note discount of $285,858, increases in prepaid expenses and other current assets for $1,841, and increases in accounts payable and accrued liabilities of $522,162.

Net cash used in operating activities was $632,590 during the nine months ended September 30, 2019, which consisted primarily of a net loss of $1,975,470, offset by amortization of note discount of $38,985, increases in stock based compensation of $624,052, decreases in prepaid expenses and other current assets of $67,591, an extinguishment of notes payable of $32,257, and increases in accounts payable and accrued liabilities of $571,121.

Financing Activities

Net cash provided by financing activities was $1,932,196 during the nine months ended September 30, 2020, which consisted primarily of $50,000 in proceeds from convertible notes payable, $1,812,410 in proceeds from note payable, $227,500 in proceeds from the sale of common stock, and a decrease of $157,714 in repayment of note payable.

Net cash provided by financing activities was $520,000 during the nine months ended September 30, 2019, which consisted of $300,000 in proceeds from convertible notes payable, $198,000 in proceeds from note payable, and $22,000 in advances from related parties.

Cash Flows for the year ended December 31, 2019 and 2018

The following table sets forth a summary of cash flows for the periods presented:

	Year Ended December 31,
	2019	2018
Net cash used in operating activities	$(647,860)	$(711,165)
Net cash provided by financing activities	560,000	822,665
Effect of foreign exchange rate on cash	17,903	(3,744)
Net (decrease) increase in cash	$(69,957)	$107,756

Operating Activities

Net cash used in operating activities was $647,860 during the year ended December 31, 2019, which consisted primarily of a net loss of $2,410,673, offset by extinguishment of note payable of $32,316, amortization of note discount of 68,453, stock-based compensation of $624,052, increases in prepaid expenses and other current assets for $104,340, and increases in accounts payable and accrued liabilities of $933,652.

Net cash used in operating activities was $711,165 during the year ended December 31, 2018, which consisted primarily of a net loss of $1,919,577, offset by stock-based compensation of $53,294, stock issued for sublicense in the amount of $644,006, decreases in prepaid expenses and other current assets of $5,938, and increases in accounts payable and accrued liabilities of $151,668.

Financing Activities

Net cash provided by financing activities was $560,000 during the year ended December 31, 2019, which consisted primarily of $238,000 in proceeds from notes payable, $300,000 in proceeds from convertible notes payable, and $22,000 in advances from related party.

Net cash provided by financing activities was $822,665 during the year ended December 31, 2018, which consisted of $822,665 in proceeds from common stock.

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Off-Balance Sheet Arrangements

The Company did not have any off-balance sheet financing arrangements or liabilities, guarantee contracts, retained or contingent interests in transferred assets, or any obligation arising out of a material variable interest in an unconsolidated entity. Additionally, the Company does not have interests in, nor relationships with, any special purpose entities.

Critical Accounting Policies and Significant Judgments and Estimates

The Company’s accounting policies are fundamental to understanding its management’s discussion and analysis. The Company’s significant accounting policies are presented in Note 3 to its financial statements for the year ended December 31, 2019, which are incorporated by reference into this prospectus. The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the information and notes required by U.S. GAAP. However, in the opinion of the management of the Company, all adjustments necessary for a fair presentation of the financial position and operating results have been included in the Company’s condensed financial statements.

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective accounting standards, when adopted, will have a material effect on the accompanying financial statements, other than those disclosed below.

On February 25, 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This update will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The new guidance will also require additional disclosures about the amount, timing and uncertainty of cash flows arising from leases. The provisions of this update are effective for annual and interim periods beginning after December 15, 2019. The Company has determined that the adoption of this ASU did not have a material impact on the Company’s financial position and results of operations.

In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic, 842, Leases”, which clarifies how to apply certain aspects of the new leases standard, ASC 842. The amendments address the rate implicit in the lease, impairment of the net investment in the lease, lessee reassessment of lease classification, lessor reassessment of lease term and purchase options, variable payments that depend on an index or rate and certain transition adjustments, among other things.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842): Targeted Improvements”, which provides entities with relief from the costs of implementing certain aspects of the new leasing standard, ASC 842. Specifically, under the amendments in ASU 2018-11, (1) entities may elect not to recast the comparative periods presented when transitioning to ASC 842 and (2) lessors may elect not to separate lease and nonlease components when certain conditions are met.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts. As of September 30, 2020, the Company did not have greater than $250,000 at any US or Canadian financial institutions.

Foreign Currency Risk

From inception through September 30, 2020, the reporting currency of the Company is the United States dollar while the functional currency of the Company is the Canadian dollar. As a result, the Company is subject to exposure from changes in the exchange rates of the Canadian dollar and the U.S. dollar.

The Company has not entered into any financial derivative instruments that expose it to material market risk, including any instruments designed to hedge the impact of foreign currency exposures. The Company may, however, hedge such exposure to foreign currency exchange fluctuations in the future.

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THE OFFERING

Securities offered by the selling stockholders	Up to 5,497,878 shares of our common stock, par value $0.01 per share, including 1,791,923 shares that may be issued to the selling stockholders upon exercise of the Series B Warrants, 1,666,018 shares that may be issued to the selling stockholders upon exercise of the January 2021 Warrants, 1,503,513 shares that may be issued to the selling stockholders upon exercise of the February 2021 Warrants and 365,985 shares that may be issued to the selling stockholders upon exercise of the Palladium Warrants.

Selling stockholders	All of the shares of common stock are being offered by the selling stockholders named herein. See “Selling Stockholders” on page 18 of this prospectus for more information on the selling stockholders.

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders. However, we will receive proceeds from the exercise price of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes. See “Use of Proceeds” on page 18 of this prospectus.

Plan of Distribution	The selling stockholders, and any of their pledgees, and successors-in-interest, may offer or sell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling stockholders may also resell the shares of common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. See “Plan of Distribution” beginning on page 23 of this prospectus for additional information on the methods of sale that may be used by the selling stockholders.

Risk factors	See “Risk Factors” beginning on page 18 and the other information included elsewhere in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

NASDAQ trading symbol for common stock	Our common stock is listed on the Nasdaq Capital Market under the symbol “ENVB.”

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RISK FACTORS

Investing in our securities involves a high degree of risk. In addition to the other information contained in this prospectus and in the documents we incorporate by reference, you should carefully consider the risks under the heading “Risk Factors” in the Form S-4 before making a decision about investing in our securities. The risks and uncertainties discussed in the Form S-4 are not the only ones facing us. Additional risks and uncertainties not presently known to us, or that we currently see as immaterial, may also harm our business. If any of these risks occur, our business, financial condition and operating results could be harmed, the trading price of our common stock could decline and you could lose part or all of your investment.

Please also read carefully the section above entitled “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS

All shares of our common stock offered by this prospectus are being registered for the accounts of the selling stockholders and we will not receive any proceeds from the sale of these shares. However, we will receive proceeds from the exercise price of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

SELLING STOCKHOLDERS

Series B Warrants

Pursuant to the Tender Agreement, on December 31, 2020, we issued Series B Warrants to purchase 1,791,923 shares of common stock at an exercise price of $0.01 to Alpha. We are obligated, among other things, to file a registration statement with SEC for purposes of registering the resale of the shares of common stock issuable upon exercise of the Series B Warrants by the investors. The issuance of the Series B Warrants was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering. As described above under “Letter Agreement with Alpha”, on January 12, 2021, we have agreed to register for resale the Series B Warrant Shares and have waived the lock-up restrictions on Alpha with respect to dispositions of the Series B Warrant Shares, and Alpha agreed to limit its sales of shares of our common stock on each trading day to no more than 10% of the daily reported trading volume of common stock on the Nasdaq Stock Market for such trading day, provided, such limitation shall terminate if the closing price of our shares of common stock on the Nasdaq Stock Market exceeds $5.29 per share for five consecutive trading days.

January 2021 Warrants

In the January 2021 Private Placement that closed on January 14, 2021, the Company issued to the Subsequent Investors January 2021 Warrants to purchase up to 1,666,018 shares of Common Stock. The January 2021 Warrants are exercisable immediately upon issuance and terminate five years following issuance and are exercisable at an exercise price of $4.9519 per share, subject to adjustment as set forth therein. A holder of January 2021 Warrants will not have the right to exercise any portion of its January 2021 Warrants if the holder, together with its affiliates, would beneficially own in excess of the beneficial ownership limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99%.

The January 2021 Warrants and the January 2021 Warrant Shares were not registered under the Securities Act, were not offered pursuant to the shelf registration statement, and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by an issuer not involving a public offering.

To induce the Subsequent Investors into purchasing the January 2021 Warrants, the Company also entered into the January Registration Rights Agreement with the Subsequent Investors, pursuant to which, among other things, the Company agreed to prepare and file with the Securities and Exchange Commission this registration statement to register for resale of all of the January 2021 Warrant Shares.

February 2021 Warrants

In the February 2021 Private Placement that closed on February 11, 2021, the Company issued to the Subsequent Investors February 2021 Warrants to purchase up to 1,503,513 shares of Common Stock. The February 2021 Warrants are exercisable immediately upon issuance and terminate five years following issuance and are exercisable at an exercise price of $4.90 per share, subject to adjustment as set forth therein. A holder of February 2021 Warrants will not have the right to exercise any portion of its February 2021 Warrants if the holder, together with its affiliates, would beneficially own in excess of the beneficial ownership limitation; provided, however, that upon 61 days’ prior notice to the Company, the holder may increase or decrease the beneficial ownership limitation, provided that in no event shall the beneficial ownership limitation exceed 9.99%.

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The February 2021 Warrants and the February 2021 Warrant Shares were not registered under the Securities Act, were not offered pursuant to the shelf registration statement, and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by an issuer not involving a public offering.

To induce the Subsequent Investors into purchasing the February 2021 Warrants, the Company also entered into the February Registration Rights Agreement with the Subsequent Investors, pursuant to which, among other things, the Company agreed to prepare and file with the Securities and Exchange Commission this registration statement to register for resale of all of the February 2021 Warrant Shares.

Palladium Warrants

In connection with its role as financial advisor to the Company in the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement, the Company issued Palladium 155,493 warrants, with an exercise price of $4.9519 and 210,492 warrants with an exercise price of $4.90 on February 11, 2021. The Palladium Warrants and the Palladium Warrant Shares were not registered under the Securities Act and were offered pursuant to the exemption provided in Section 4(a)(2) under the Securities Act and Rule 506(b) promulgated thereunder as a transaction by the issuer not involving a public offering.

Bonus Shares

On December 29, 2020 at the special meeting of Ameri stockholders held to approve the Tender Agreement, the shareholders ratified the Bonus Shares Proposal, as described in the Form S-4, resulting in the issuance of shares (the “Bonus Shares”) previously awarded by Ameri’s board of directors to certain officers and directors of the company in lieu of cash bonuses, with a total of 156,318 post-split shares being awarded on December 30, 2020.

Of these shares, 67,6351 had originally been awarded to officers and directors, subject to Ameri’s stockholders’ approval, on January 9, 2020, representing aggregate bonus payments of $675,000 divided by a price of $9.98, the closing price on the day immediately preceding board approval. A further 88,683 shares had been awarded to officers and directors subject to Ameri’s stockholders’ approval, and subject to continued service through the end of 2020, on October 19, 2020, represent aggregate bonus payments of $525,000 divided by a price of $5.92, the closing price on the day immediately preceding board approval, resulting in a total of 156,318 shares granted to officers and directors, as detailed on the table below.

Recipient	January Approval	October Approval	Total
Srinidhi Devanur	25,050	42,230	67,280
Brandon Gordon	10,020	16,892	26,912
Brent Kelton	12,525	21,115	33,640
Barry Kostiner	20,040	8,446	28,486
Total	67,635	88,683	156,318

The shares issued to certain officers and directors of Ameri were issued on December 30, 2020. The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

Dakar Settlement Shares

On January 11, 2021, the Company and Stacy Dakar entered into the General Release Agreement, pursuant to which the Company granted Ms. Dakar 14,121 shares of fully vested common stock in exchange for terminating the Consulting Agreement, dated as of June 1, 2019, by and between Ms. Dakar and Jay Pharma (the “Dakar Consulting Agreement”). The issuance of these shares was exempt from the registration requirements of the Securities Act pursuant to an exemption provided by Section 4(a)(2) thereof as a transaction by an issuer not involving a public offering.

1 All prices and share numbers have been adjusted to reflect the 1-for-4 reverse stock split.

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Relationships with the Selling Stockholders

Alpha has acted as an investor in numerous Enveric and Jay Pharma financings, including a bridge loan in the amount of $2,000,000 made to Jay Pharma pursuant to a secured promissory note dated as of January 10, 2020, as amended, a securities purchase agreement for $3,500,000 in Jay Pharma shares dated as of January 10, 2020, as amended, the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement.

Srinidhi Devanur served as executive chairman of Ameri prior to the Offer.

Brent Kelton served as chief executive officer of Ameri prior to the Offer.

Barry Kostiner served as Ameri’s chief financial officer prior to the Offer and currently provides consulting services to the Company pursuant to a consulting agreement lasting for 12 months following the Offer.

Brandon Gordon served as Executive Vice President, Business Development, Marketing and Alliances prior to the Offer.

Stacy Dakar provided certain consulting services to Jay Pharma and the Company pursuant to the Dakar Consulting Agreement, lasting until February 11, 2021.

The Hewlett Fund LP has acted as an investor in numerous Enveric financings, including the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement.

Alto has acted as an investor in numerous Enveric financings, including the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement.

Iroquois Master Fund Ltd. has acted as an investor in numerous Enveric financings, including the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement.

Iroquois Capital Investment Group LLC has acted as an investor in numerous Enveric financings, including the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement.

Hudson Bay Master Fund Ltd has acted as an investor in numerous Enveric financings, including the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement.

Palladium has acted as the Company’s financial advisor in numerous transactions, including the Offer, the January 2021 Direct Offering, the January 2021 Private Placement, the February 2021 Direct Offering and the February 2021 Private Placement.

Except with respect to the foregoing, none of the selling stockholders has, or within the past three years has had, any position, office or other material relationship with us.

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Information About Selling Stockholder Offering

The shares of common stock being offered by the selling stockholders are those previously issued to certain selling stockholders, and those issuable to other selling stockholders, upon exercise of the Warrants. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of common stock beneficially owned by each selling stockholder, based on its ownership of the shares of common stock and warrants, as of February 11, 2021, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders.

This prospectus generally covers the resale of the sum of (i) the number of shares of common stock issued to certain selling stockholders as described under “Bonus Shares” and “Dakar Settlement Shares” below and (ii) the maximum number of shares of common stock issuable upon exercise of the Warrants, determined as if the outstanding Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the applicable registration right agreement, without regard to any limitations on the exercise of the Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the Warrants a selling stockholder may not exercise the Warrants to the extent such exercise would cause such selling stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 4.99% (or, at the election of the warrantholder, 9.99%) of our then outstanding common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the Warrants which have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

The selling stockholders named in the table below may from time to time offer and sell pursuant to this prospectus and any applicable prospectus supplement up to 5,497,878 shares of common stock. This reflects the aggregate number of shares of common stock into which the Warrants are exercisable, the Bonus Shares and the Dakar Settlement Shares.

	Ownership Before Offering			Ownership After Offering
Selling Stockholders	Number of shares of common stock owned		Maximum Number of shares offered	Number of shares of common stock owned	Percentage of common stock owned
Alpha Capital Anstalt (1)	5,311,204	(2)	3,093,316 (3)	2,217,888	1.1%
Srinidhi Devanur (4)	130,044 (5)		67,280	62,764	* %
Brent Kelton (6)	44,486 (7)		33,640	10,846	* %
Barry Kostiner (8)	28,486 (9)		28,486	0	0%
Brandon Gordon (10)	26,912 (11)		26,912	0	0%
Stacy Dakar	14,121 (12)		14,121	0	0%
The Hewlett Fund LP (13)	170,618 (14)		170,618	0	0%
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B (15)	288,219 (16)		288,219	0	0%
Iroquois Master Fund Ltd. (17)	311,994	(18)	311,994	0	0%
Iroquois Capital Investment Group LLC (19)	579,417	(20)	579,417	0	0%
Hudson Bay Master Fund (21)	517,890 (22)		517,890	0	0%
Palladium Holdings, LLC (23)	498,670 (24)		365,985 (25)	132,685	* %

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* Less than 1%

(1) Konrad Ackermann has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is Lettstrasse 32, 9490 Vaduz, Principality of Liechtenstein.

(2) Represents (i) 1,791,923 shares of common stock issuable upon exercise of the Series B Warrants, (ii) 833,009 shares of common stock issuable upon exercise of the January 2021 Warrants, (iii) 468,384 shares issuable upon exercise of the February 2021 Warrants, (iv) 1,741,892 shares of common stock issuable upon exercise of certain other warrants and (v) 475,996 shares of common stock..

(3) Represents (i) 1,791,923 shares of common stock issuable upon exercise of the Series B Warrants, (ii) 833,009 shares issuable upon exercise of the January 2021 Warrants and (iii) 468,384 shares issuable upon exercise of the February 2021 Warrants.

(4) Mr. Devanur was a director of Ameri prior to the Offer.

(5) Represents (i) 67,280 shares of common stock issued as Bonus Shares and (ii) 62,764 shares of common stock previously acquired.

(6) Mr. Kelton was chief executive officer of Ameri prior to the Offer.

(7) Represents (i) 33,640 shares of common stock issued as Bonus Shares and (ii) 10,846 shares of common stock previously acquired, including 45 shares owned by a self-directed IRA.

(8) Mr. Kostiner was chief financial officer of Ameri prior to the Offer.

(9) Represents 28,486 shares of common stock issued as the Bonus Shares.

(10) Mr. Gordon was Executive Vice President, Business Development, Marketing and Alliances of Ameri prior to the Offer.

(11) Represents 26,912 shares of common stock issued as Bonus Shares.

(12) Represents 14,121 shares of common stock issued pursuant to the General Release Agreement.

(13) Martin Chopp has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is 100 Merrick Road, Suite 4002, Rockville Centre, NY 11570.

(14) Represents 124,951 shares of common stock issuable upon exercise of the January 2021 Warrants and 45,667 shares of common stock issuable upon exercise of the February 2021 Warrants.

(15) Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

(16) Represents 83,301 shares of common stock issuable upon exercise of the January 2021 Warrants and 204,918 shares of common stock issuable upon exercise of the February 2021 Warrants.

(17) Richard Abbe has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is 125 Park Avenue, 25th Floor, New York, NY 10017.

(18) Represents 160,354 shares of common stock issuable upon exercise of the January 2021 Warrants and 151,640 shares of common stock issuable upon exercise of the February 2021 Warrants.

(19) Richard Abbe has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is 125 Park Avenue, 25th Floor, New York, NY 10017.

(20) Represents 297,801 shares of common stock issuable upon exercise of the January 2021 Warrants and 281,616 shares of common stock issuable upon exercise of the February 2021 Warrants.

(21) Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The selling stockholder’s address is 777 Third Ave, 30th Floor, New York, NY 10017.

(22) Represents 166,602 shares of common stock issuable upon exercise of the January 2021 Warrants and 351,288 shares of common stock issuable upon exercise of the February 2021 Warrants.

(23) Joel Padowitz has sole voting and dispositive power over the securities held for the account of this selling stockholder. The selling stockholder’s address is 10 Rockefeller Plaza, Suite 909, New York, NY 10020.

(24) Represents 365,985 shares of common stock issuable upon exercise of the Palladium Warrants, 108,425 shares of common stock issuable upon the exercise of certain other Enveric warrants and 24,260 shares of common stock issuable upon the exercise of certain Ameri warrants.

(25) Represents 365,985 shares of common stock issuable upon exercise of the Palladium Warrants.

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PLAN OF DISTRIBUTION

Each selling stockholder of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal Trading Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales made after the effective date of the registration statement;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify certain of the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Haynes and Boone, LLP, New York, New York.

EXPERTS

The financial statements of Ameri as of and for the years ended December 31, 2019 and 2018 incorporated by reference into this prospectus have been audited by RAM Associates, CPA, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

The financial statements of Jay Pharma as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019 incorporated by reference into this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, which report includes an explanatory paragraph relating to substantial doubt about the ability of Jay Pharma, Inc. to continue as a going concern as described in Note 1 to the financial statements. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at https://enveric.com/, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Documents By Reference” are also available on our website, https://enveric.com/.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We specifically are incorporating by reference the following documents filed with the SEC (excluding those portions of any Current Report on Form 8-K that are furnished and not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 25, 2020, as amended by our Annual Report on Form 10-K/A, filed with the SEC on August 12, 2020;

●	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on May 15, 2020, August 14, 2020 and November 16, 2020, respectively;

●	our Current Reports on Form 8-K filed with the SEC on January 13, 2020, March 4, 2020, May 6, 2020, June 1, 2020, June 4, 2020, August 3, 2020, August 12, 2020, September 11, 2020, as amended by Form 8-K/A filed with the SEC on September 16, 2020, December 15, 2020, December 18, 2020, December 29, 2020, January 6, 2021, January 6, 2021, as amended by Form 8-K/A filed with the SEC on January 11, 2021, and further amended by Form 8-K/A filed with the SEC on February 9, 2021, January 12, 2021, as amended by Form 8-K/A filed with the SEC on January 13, 2021, January 15, 2021, February 11, 2021, and February 12, 2021, respectively;

●	the following sections from the Form S-4: “Risk Factors,” “Management of the Resulting Issuer,” “Information About Jay Pharma,” “Information About Ameri—Legal Proceedings,” “Principal Stockholders of Jay Pharma and the Resulting Issuer,” “Principal Stockholders of Ameri and the Resulting Issuer”, “Related Party Transactions” and “Description of Ameri Capital Stock;” and

●	the description of our common stock contained in the “Description of Ameri Capital Stock” in the Form S-4.

All reports and definitive proxy or information statements subsequently filed after the date of this initial registration statement and prior to effectiveness of this registration statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, but excluding information furnished to, rather than filed with, the SEC, shall be deemed to be incorporated by reference herein and to be a part hereof from the date such documents are filed.

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Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of the registration statement of which this prospectus forms a part to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of the registration statement of which this prospectus forms a part, except as so modified or superseded.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (other than an exhibit to these filings, unless we have specifically incorporated that exhibit by reference in this prospectus). Any such request should be addressed to us at:

Enveric Biosciences, Inc.

Attn: John Van Buiten

4851 Tamiami Trail N, Suite 200

Naples, FL 34103

You may also access the documents incorporated by reference in this prospectus through our website at https://enveric.com/. Except for the specific incorporated documents listed above, no information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

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5,497,878 Shares of Common Stock and Shares of Common Stock Underlying Warrants

PROSPECTUS

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated costs and expenses payable by the registrant expected to be incurred in connection with the issuance and distribution of the common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the SEC registration fee.

Amount to be Paid
SEC registration fee	$3,120
Printing fees and expenses	2,000
Legal fees and expenses	15,000
Transfer agent and registrar fees	1,000
Accounting fees and expenses	10,000
Miscellaneous	1,000
32,120.00
Total	$32,120.00

Each of the amounts set forth above, other than the registration fee, is an estimate.

Item 15. Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”) and Amended and Restated Bylaws, as amended to date (the “Bylaws”), and the Delaware General Corporation Law (the “DGCL”). This description is intended as a summary only and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the DGCL.

Limitation on Liability of Directors

Article IX of the Certificate of Incorporation and Article VIII of the Bylaws eliminate the personal liability of directors to the Company or the Company’s stockholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

Indemnification and Insurance

In accordance with Section 145 of the DGCL, Article VIII of the Bylaws grants the Company’s directors and officers a right to indemnification for all expenses, judgments, fines and amounts paid in settlement relating to civil, criminal, administrative or investigative actions, suits or proceedings to which they are a party (1) by reason of the fact that such person is or was a director or officer of the Company, or (2) by reason of the fact that such person is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

In addition, Article VIII of the Bylaws provides that directors and officers therein described shall be indemnified to the fullest extent permitted by the DGCL, and if the DGCL is subsequently amended to expand further the indemnification or advancements permitted, then the Company shall indemnify such directors and officers to the fullest extent permitted by the DGCL, as so amended.

The Certificate of Incorporation and the Bylaws authorize the Company to purchase insurance for any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Company would have the power to indemnify such against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company shall have the power to indemnify him or her against such liability under the Certificate of Incorporation. The Company intends to maintain insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the General Corporation Law of the State of Delaware would permit indemnification.

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Item 16. Exhibits.

The following exhibits are filed with this Registration Statement.

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The undersigned registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Exhibit
Number	Description of Document

5.1*	Opinion of Haynes and Boone, LLP
23.1*	Consent of Ram Associates, CPA, independent registered public accounting firm
23.2*	Consent of Marcum LLP, independent registered public accounting firm
23.3*	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included in Part II of this Registration Statement)

*	Filed herewith.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B (§230.430B of this chapter):

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability of the registrant under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naples, State of Florida, on February 16, 2020.

ENVERIC BIOSCIENCES, INC.

By:	/s/ David Ian Johnson
Name:	David Ian Johnson
Title:	Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints David Ian Johnson his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Ian Johnson	Chief Executive Officer and Chairman of the Board of Directors	February 16, 2021
David Ian Johnson	(Principal Executive Officer)

/s/ John Van Buiten	Chief Financial Officer	February 16, 2021
John Van Buiten	(Principal Financial Officer and Principal Accounting Officer)

/s/ Sol Mayer	Director	February 16, 2021
Sol Mayer

/s/ George A. Kegler	Director	February 16, 2021
George A. Kegler

/s/ Marcus Schabacker	Director	February 16, 2021
Marcus Schabacker

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